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                                                                    EXHIBIT 10.9

[INSITUFORM TECHNOLOGIES;INC. LOGO]

    Worldwide Pipeline    702 Spirit 40 Park Drive      Tel:(636) 530-8000
    Rehabilitation        Chesterfield, MO 63005-3700   Fax:(636) 530-8746


December 23, 2004

Mr. David Morris
1843 Kennet Place
St. Louis, MO 63104

Dear David:

It is indeed a pleasure to offer you the position of Vice President and General Counsel for Insituform Technologies, Inc. This letter outlines the details of your offer.

1. BASE SALARY: In accepting this position, you will be paid a base salary of $17,500 per month ($210,000 annualized). Your base salary will be reviewed on an annual basis by the Compensation Committee and Board of Directors of ITI.

2. ANNUAL INCENTIVE BONUS: In addition, you will be eligible for out Management Annual Incentive program at a target rate of 40% of your annual base pay. This is a discretionary incentive program, and the amount of money available for incentive payments, if any, is determined by how well the company meets specific financial targets. Full details of this plan are provided in the enclosed incentive plan document. The amount and criteria for your annual incentive bonus will be reviewed annually by the Compensation Committee.

3. LONG TERM INCENTIVES: You are eligible to participate in the Insituform Technologies, Inc. Long Term Incentive Plan (the "LTIP"). Currently, the Company makes annual awards of stock options, restricted stock and performance cash to LTIP participants at your level. The targeted annual value of your total LTIP award is currently $180,000. The actual award will be made in the first half of each calendar year. The total amount of your award and the mix of award types will be subject to approval by the Compensation Committee of the Board.

4. DEFERRED COMPENSATION: You are also eligible to participate in the Senior Management Voluntary Deferred Compensation Plan (the "DCP"). Tax deferred contributions may be made into the DCP after the maximum allowable contribution (as defined by the IRS) has been made into ITI's 401(k) plan. The first 3% of DCP contributions are matched by ITI at 100% and the next 2% are matched at a 50% rate. The maximum company match to both the 401(k) and DCP together is $8,400 (for 2005).

5.    ADDITIONAL BENEFITS:

      a. You will be provided with a car allowance of $850.00 per month, subject to adjustment in accordance with ITI's policy.

      b. You will be provided with a cell phone allowance of $175.00 per month, subject to adjustment in accordance with ITI's policy.

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      c.    As an employee of Insituform, you are also eligible for our comprehensive benefits programs as outlined on the enclosed benefits summary. We provide a wide array of benefits for both you and your family including a 401(k) plan, health, dental, life and disability insurance. While the attached contains benefit eligibility and overages, specifics will be provided in the plan documents you will receive on your first date of employment. As with any company benefits, these are subject to change with or without notice and operate at the sole discretion of the company.

      d. You will receive holidays in accordance with ITI's policy, and three weeks vacation per year.

      e. Severance: As Vice President and General Counsel, you will report to the Chief Executive Officer and you will serve at the pleasure of the ITI Board of Directors; however, if your employment is terminated by ITI for reasons other than "cause" (as defined below) during your first 24 months of employment, you will receive, upon such termination, a severance payment equal to twelve months' base salary, car allowance, medical/dental benefits, and reasonable outplacement assistance.

      The amount of "base salary" will be calculated as the product obtained by multiplying (i) the number of months of severance you are entitled by (ii) your highest monthly base salary during the twelve months prior to your termination.

      "Cause" shall be defined as:

      (i) Your willful and continued failure to perform substantially your duties with ITI or any of its affiliates (other than failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Chairman of the Board of Directors which specifically identifies the manner in which the Board of Directors believes that you have not substantially performed your duties; or

      (ii) Your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to ITI, whether or not sub-sequentially discontinued or corrected; or

      (iii) Your conviction of a crime other than misdemeanor traffic offenses or commission of an act of moral turpitude; or

      (iv) Your inability to report to work for a period of four months or greater.

      Cessation of employment shall not be deemed for "cause" unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of on less than majority of the entire membership of the Board of Directors, finding that, in the good faith opinion of the Board of Directors, you are guilty of the conduct described.

6.    CONFIDENTIALITY AND NON-COMPETITION, DRUG TESTING AND BACKGROUND CHECK:
      You must sign ITI's standard Employee Confidentiality, Work Product and Non-Competition Agreement. Our offer of employment is contingent upon verification of a satisfactory background check, the successful completion of a pre-employment drug screen for controlled substances and evidence of your US employment eligibility (I-9 Form). Your drug screening will be paid for by Insituform and must be completed prior to your start date. Please contact Jennifer Guinto at (636) 530-8068 within 24 hours of your acceptance to arrange your drug screening.

This letter (and the terms of the plans, documents and standard agreements referred to herein) contains the entire agreement of both parties with respect to the subject matter hereof, and

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supercedes any and all prior understanding, commitments and agreements with respect thereto. The terms of this letter (but not the standard agreements referred to herein) will expire when the severance provisions expire.

Your appointment as Vice President and General Counsel will not be effective until your first date of employment with ITI as its executive office in Chesterfield, Missouri. We propose a start date on or about January 4, 2005.

If the above terms accurately reflect your understanding and agreement, please sign this letter where indicated below along with the enclosed confidentiality agreement. Please make one copy of each for your personal records and return the originals to me acknowledging your acceptance.

Sincerely,

/s/ Thomas S. Rooney, Jr.

Thomas S. Rooney, Jr.
President and Chief Executive Officer

Enclosures

Accepted and Agreed:

I accept the position of Vice President and General Counsel with Insituform Technologies, Inc. and the details of the position as outlined herein.

/s/  David F. Morris                                    12/31/04
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David F. Morris                                Date